Exhibit 21
The subsidiaries of American Shared Hospital Services are:
American Shared Radiosurgery Services
A California corporation
GK Financing, LLC
A California limited liability company
MedLeader.com, Inc.
A California corporation
OR21, Inc.
A California corporation